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                                                                    EXHIBIT 99.1



NEWS FROM:       [STEWART & STEVENSON LOGO]              STEWART & STEVENSON
                                                         CORPORATE HEADQUARTERS
                                                         P.O. BOX 1637
                                                         HOUSTON, TX  77251-1637

                                  Client:   Stewart & Stevenson Services, Inc.

                                 Contact: David Stewart / d.stewart@ssss.com Director, Investor Relations
                                            Stewart & Stevenson Services, Inc.
                                            713-868-7657
FOR IMMEDIATE RELEASE
                                            Ken Dennard / kdennard@easterly.com
                                            Lisa Elliott / lisae@easterly.com
                                            Easterly Investor Relations
                                            713-529-6600


                         STEWART & STEVENSON ANNOUNCES
                            NEW CHAIRMAN OF THE BOARD
                                       AND
                             SECOND QUARTER DIVIDEND

      HOUSTON, TX - June 13, 2001 - STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer, distributor and provider of service for industrial and energy related equipment, and a manufacturer of medium tactical vehicles for the U.S. Army, announced the election of Dr. Robert S. Sullivan as Chairman of the Board of Directors. Dr. Sullivan was elected Chairman at the June 12th meeting following the retirement of C. Jim Stewart II. "C. Jim Stewart II has served as a member of the Board of Directors for 46 years and Chairman for the last 25 years. During his tenure as Chairman, the Company's sales have increased from less than $200 Million to over $1 Billion. We are grateful for his many years of dedicated service to our customers, employees, and shareholders. We wish him the very best in his retirement" said Michael L. Grimes, President and Chief Executive Officer.

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      Dr. Robert S. Sullivan, member of the company's Board of Directors since
1992, is Dean of the Kenan-Flagler Business School at the University of North Carolina in Chapel Hill since 1998. Dr. Sullivan is a recognized leader in global business education, the application of technology to learning, entrepreneurship, and commercialization of new technologies. He served as director of the University of Texas at Austin's IC2 Institute from 1995 to 1997. Prior to this position, he served as Dean of the Graduate School of Industrial Administration at Carnegie Mellon University from 1991 to 1995 and spent the early portion of his career (1976-1991) at the University of Texas, where he served in a variety of roles. He holds a doctorate in operations management from Pennsylvania State University, a master's degree in production management and quantitative methods from Cornell University, as well as a bachelor's degree in mathematics from Boston College.

      At the same meeting, Stewart & Stevenson also declared a quarterly cash dividend of $.085 a share payable on August 10, 2001 to shareholders of record on July 31, 2001.


                  Stewart & Stevenson Services, Inc., founded in 1902, is a
                  billion-dollar company that manufactures, distributes, and
[STEWART &        provides services for a wide range of industrial products and]
STEVENSON LOGO]   diesel-powered equipment to key industries worldwide,
                  including petroleum, power generation, defense, airline, marine and transportation. For more information on Stewart &
                  Stevenson visit www.ssss.com